Exhibit 10.9

Execution Copy

RAPID7, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between RAPID7, INC., a Delaware corporation (the “Company”), and COREY THOMAS (“Employee”) as of January 3, 2013.

In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. The Company will employ Employee, and Employee will serve, as President and Chief Executive Officer of the Company, and will report to the Board of Directors of the Company (the “Board”). Employee will render such business and professional services in the performance of Employee’s duties as may be assigned to Employee by the Board, consistent with Employee’s position within the Company. Employee understands that, pursuant and subject to the terms of the Voting Agreement dated as of November 16, 2011 by and among the Company and certain of its stockholders (as such agreement may be amended from time to time), he is eligible for designation and election as the CEO Director on the Board.

(b) Employment Term. The term of Employee’s employment under this Agreement shall be deemed to have commenced on October 26, 2012 (the “Effective Date”) and shall continue through, the date on which Employee’s employment is terminated in accordance with Section 3. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.” Employee’s sole and exclusive remedy and recourse for the termination by the Company of his employment shall be as provided for in Section 3.

(c) Obligations. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company. During the Employment Term, Employee shall be subject to, and comply with, all of the Company’s policies, rules and regulations applicable to its executive officers. During the Employment Term, Employee further agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. It shall not be a violation of this Section 1(c) for Employee to (i) manage his personal investments, (ii) be involved in charitable, civic and professional activities, (iii) serve on for profit corporate boards or committees approved by the Board or the appropriate committee of the Board, or (iv) deliver lectures or fulfill speaking engagements; provided that the activities referred to in subparts (i) through (iv) do not interfere with or create a conflict with the performance of Employee’s responsibilities as President and Chief Executive Officer of the Company.

(d) Place of Performance. Employee’s principal place of employment shall be at the executive offices of the Company in Boston, Massachusetts, from where, unless otherwise agreed, Employee will perform his duties, subject to customary business travel consistent with Employee’s duties and responsibilities.

2. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to Employee for services rendered a base salary of not less than $20,833.33 per month (for an annual rate of $250,000). The base salary payable to Employee under this Section 2(a) (including changes thereto in accordance with this Section 2(a), if any) is referred to herein as the “Base Salary.” The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll policies. The Base Salary and all other amounts payable to Employee hereunder (including any bonus or severance payments) will be subject to required withholding. The Base Salary shall be subject to annual review and may be increased from time to time in the sole discretion of the Board and, if so increased, shall not thereafter be decreased during the Employment Term without Employee’s consent, unless such decrease is in connection with a proportional reduction in the salary of all or substantially all of the other executive-management employees of the Company.

(b) Bonus. During the Employment Term, Employee shall be eligible to receive an annual performance-based bonus based upon an annual target of $150,000 per year if the performance objectives are met (the “Performance Bonus”). The Performance Bonus, if any, that Employee may earn will be based upon actual achievement by the Company and Employee, if applicable, of performance objectives established by the Board in consultation with Employee, which objectives shall be determined within 90 days of the start of the year in which the Performance Bonus applies. The Performance Bonus for fiscal year 2012 and following years will be paid in accordance with the terms set forth on Exhibit A attached hereto. The Performance Bonus shall be payable in a lump sum cash payment accordance with the Company’s normal schedule for payment of incentive compensation to its executive-management employees as determined by the Board, but in no event before the first day, or after March 15, of the fiscal year following the fiscal year in which such Performance Bonus is earned. The satisfaction of the performance objectives shall be reasonably determined by the Board. With respect to any partial year of employment resulting from Employee’s termination other than for Cause or Good Reason (both as defined below), as further described in Section 3(c), the Performance Bonus shall be prorated to reflect the period of employment during that year.

(c) Equity Grant. Subject to the approval of the Board at its next regularly scheduled meeting, the Company shall grant you a nonqualified stock option to purchase a total of 667,620 shares of Common Stock of the Company (the “Option Shares”) at an exercise price per share equal to the fair market value of such Common Stock as of the grant date. Subject to the terms of the applicable nonqualified stock option agreement between the Company and Employee, the Option Shares will be subject to (i) a 4-year vesting schedule, with the Option Shares subject to vesting equally on a monthly basis over 48 months, subject in each case to Employee’s continued service with the Company as of each such vesting date, and (ii) subject to Employee’s compliance with the provisions in Section 3(g), acceleration of vesting such that (A) 50% of the then-unvested Option Shares will automatically vest upon a termination without Cause or a resignation for Good Reason and (B) 100% of the Option Shares will vest upon termination without Cause or a resignation for Good Reason in connection with or within 24 months of a Change of Control.

(d) Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans and arrangements currently and hereafter maintained by the Company of general applicability to other employees of the Company, to the extent that Employee is eligible under such benefit plans in accordance with their respective terms. The Company may alter, add to, modify or terminate its benefit plans and arrangements at any time it determines in its sole judgment to be appropriate, provided, however, that the Company shall not make any changes in such plans and arrangements that would adversely affect Employee’s rights or benefits thereunder, unless such change occurs on a substantially proportionally equal basis pursuant to a plan or program applicable to all executives of comparable status. Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Employee under any employee benefit plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any other amounts payable to Employee pursuant to this Section 2.

(e) Expenses. During the Employment Term, in accordance with the Company’s procedures and policies regarding expense reimbursement as in effect from time to time, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee (after presentation by Employee of itemized accounts of such expenditures) in performing services hereunder, including all reasonable expenses for business travel, all reasonable living expenses while away from home on business or at the request of and in the service of the Company, and all reasonable entertainment expenses incurred in the service of the Company.

(f) Vacation. Employee shall be eligible to accrue up to 15 days vacation per year in accordance with the Company’s vacation policies, with any vacation days which remain unused at the end of a given year to be accrued and carried over into the following year consistent with the Company’s policies (as in effect from time to time). Employee shall not be entitled to take more than 10 consecutive business days of vacation days without prior approval of the Chairman of the Board of Directors.

3. Termination; Severance.

(a) At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his employment with the Company.

(b) Involuntary Termination. If Employee’s employment with the Company is terminated either by the Company other than for Cause and other than as a result of Employee’s death or disability or by Employee for Good Reason, then, subject to Employee’s compliance with the provisions in Section 3(g), Employee will be entitled to:

(i) continuing payments of Base Salary, as then in effect immediately prior to such termination (without regard to any decrease in Base Salary that forms the basis of a termination for Good Reason), during the Severance Period (as defined below), to be paid through payroll periods that are consistent with the Company’s normal payroll policies on the schedule described below; and

(ii) if Employee timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent for Employee and Employee’s covered dependents under the Company’s group health plans following such termination of employment, then the Company shall pay the COBRA premiums necessary to continue Employee’s health insurance coverage in effect for Employee and Employee’s eligible dependents on the termination date (the “Premiums”), as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) the close of the nine month period following Employee’s termination date, (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, and (C) the date when Employee becomes eligible for substantially equivalent health insurance Coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). For purposes of this Section, references to COBRA premiums or Premiums shall not include any amounts payable by Employee under a health care reimbursement plan pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”).

(1) Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot pay the Premiums on a tax-free basis without potentially incurring material financial costs or penalties under applicable law, including but not limited to Section 2716 of the Public Health Service Act (any such material costs or penalties, the “Penalties”), and if paying the Premiums subject to applicable taxes and tax withholdings would avoid the Penalties, then the Company shall pay, directly to Employee, a taxable cash amount equal to the Premiums, in a single monthly installment on the last day of each month of the remainder of the COBRA Payment Period (such monthly taxable payment to Employee, the “Health Care Benefit Payment”).

(2) In addition, if Section 3(b)(ii)(l) applies and Employee receives the Health Care Benefit Payment, and if permitted without the Company incurring the Penalties, the Company will pay an additional monthly amount (the “Gross-Up Payment”) directly to the applicable taxing authorities, on the same schedule as the Health Care Benefit Payments, equal to (x) the ordinary federal, state and local income and employment taxes due by you at that time (the “Taxes”) on the Health Care Benefit Payments plus (y) an amount sufficient to cover the iterative Taxes on the Taxes. For clarity, this Gross-Up Payment is a full gross-up (that is, calculated ad infinitum) in the amount reasonably determined by the Company as necessary to put you in the same economic position as if you received the Health Care Benefit Payments without incurring the Taxes. You agree to cooperate and provide all necessary assistance and information to the Company to determine the amount of the Gross-Up Payment.

The payments provided in Section 3(b) shall be in addition to the payments and benefits set forth in Section 3(c) hereof and any acceleration provided with respect to the Option Shares. The payments under this Section 3(b) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the Severance Period; provided, however, that no payments will be made prior to the effectiveness of the Release Agreement as further described in Sections 3(g) and 10 or prior to the 60th day following Separation from Service. On the 60th day following Separation from Service, the Company will pay Employee, the COBRA carrier, and the taxing authorities, as applicable, in a lump sum, the benefits under this Section 3(b) that Employee would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the Release Agreement and the 60th day in compliance with Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) (collectively “Section 409A”), with the balance of the benefits being paid as originally scheduled.

(c) Termination for Any Reason. In addition to any payments and benefits that Employee shall be entitled to under Section 3(b), if any, if Employee’s employment with the Company terminates for any reason (i.e., voluntarily by Employee or by Employee for Good Reason, for death or disability, or by the Company with or without for Cause), then Employee will receive (i) the Base Salary, as then in effect immediately prior to such termination, through the date of termination of employment, (ii) all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans and policies and (iii) if Employee’s employment is terminated without Cause or for Good Reason, any bonus earned by Employee as of the date of termination calculated pursuant to the following formula:

A	x	(B	x	C	),
365				D

where:	“A”	means the number of days elapsed during the applicable fiscal year through the end of the prior month;

	“B”	means the total eligible targeted Performance Bonus for such fiscal year;

	“C”	means the [GAAP revenue] for such fiscal year as of the end of the prior month; and

	“D”	means the applicable GAAP revenue target required under the Board-approved plan as of the end of the prior month.

In the event that the Board determines that revenue is not the appropriate performance goal in determining the achievement of the Performance Bonus, then the Board, acting in good faith, shall determine such performance goal and shall appropriately adjust the calculation in this Section 2(c). Any such amounts shall be paid by the Company to Employee as soon as practicable in accordance with the Company’s normal payroll policies, provided that the amounts payable under subpart (iii) shall be subject to Section 3(g) and paid at the time bonuses are generally paid by the Company, but in no event later than March 15 of the fiscal year immediately following the date of termination.

(d) Cause. For purposes of this Agreement, “Cause” shall mean: (i) a good faith and reasonable finding by the Board that (A) Employee has materially failed to perform his duties for the Company and, if such failure is capable of being cured, has failed to remedy such failure within 20 calendar days following written notice from the Board to Employee in reasonable detail notifying him of such failure, or (B) Employee has engaged in gross negligence, embezzlement, theft, fraud or any other material act of dishonesty, misconduct or breach of fiduciary duty (as reasonably determined by the Board) that is reasonably expected to result in harm to the Company, or Employee has engaged in the misappropriation of any funds of the Company in amount greater than $500, (ii) the commission or conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to a felony (other than a felony solely as a result of a traffic violation), or (iii) a material breach by Employee of any agreement with the Company, including this Agreement and the Employee (Employment, Non-competition, Non-disclosure and Developments) Agreement dated as of the date hereof between the Employee and the Company (the “Additional Agreement”).

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following that occurs after the date on which Employee’s employment pursuant to this Agreement actually commences, in each case without Employee’s written consent provided that Employee must (i) give written notice to the Company’s Chairman of the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation (which shall be specified in reasonable detail), (ii) allow the Company at least 30 days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, Employee must resign from all positions Employee then holds with the Company, effective not later than 90 days after the expiration of the cure period: (A) subject to Section 2(a), a material decrease in Employee’s Base Salary, (B) a material reduction in Employee’s job duties, authorities or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Employee’s new duties are materially reduced from the prior duties, (C) a relocation of Employee’s regular place of work to any location that increases Employee’s one-way commute by more than 50 miles of Employee’s then-current principal place of employment immediately prior to such relocation, or (D) a material breach by the Company of its obligations under this Agreement. Employee’s right to terminate Employee’s employment as a result of Good Reason shall not be affected by Employee’s incapacity due to physical or mental illness. Employee’s continued employment from the date Good Reason first exists and the date upon which Employee terminates Employee’s employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(f) Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the earliest to occur of (i) consummation of a merger or consolidation, or a series of related merger or consolidation transactions, to which the Company is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding voting power of the Company, (ii) any sale, exclusive license or transfer of all or substantially all of the assets of the Company to a third party, (iii) the sale by the stockholders of the Company in one or a series of related transactions of a majority of the voting power of the Company to an third party unaffiliated with such stockholders or (iv) a liquidation or dissolution of the Company.

(g) Conditions to Receive Severance Package. The severance payments, continued benefits, and other benefits described in this Section 3, as well as any acceleration provided with respect to the Option Shares pursuant to Section 2(c) or otherwise, will be provided to Employee only if Employee satisfies and complies with the following conditions; (i) Employee complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement, invention assignment agreement or similar agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a separation agreement in a form satisfactory to the Company that shall include a general release of claims in favor of the Company and related persons and entities (the “Release Agreement”) within 60 days after the date Employee’s employment terminates, and permits such release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”), it being understood that no severance payments, continued benefits and other benefits described in Section 3 will be provided unless and until such Release Agreement becomes fully effective. Notwithstanding anything to the contrary contained herein, no release by Employee shall operate to release Employee from his obligations under this Agreement or limit his ability to seek recourse for failure to observe such obligations.

(h) Severance Period; Limitation on Payments. For purposes of this Agreement, “Severance Period” means the period beginning on the date of Employee’s termination of employment with the Company and ending on the date 9 months later. Employee will have no duty to mitigate damages in the event of his termination of employment.

4. Covenants Not to Compete or Solicit Employees.

(a) Acknowledgement. It is recognized and understood by the parties hereto that the Company will face competition on a worldwide basis and that Employee, through Employee’s association with the Company as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by Employee to compete with the Company. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by Employee.

(b) Non-Competition. As a material inducement to the Company to enter into this Agreement with Employee, Employee covenants and agrees that for the period commencing with the Effective Date and ending one year after Employee’s termination of employment with the Company, except if Employee is acting as an employee of the Company for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, Employee shall not engage, directly or indirectly (whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise), in the business conducted by the Company as of the date of such termination and any other reasonably related business which the Company plans to enter into as of the date of such termination (the “Business”) anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes.

(c) Competitor. A “Competitor” shall mean any person, organization, firm, corporation, association, partnership, trust, limited liability company or joint venture (other than the Company) that engages in the Business.

(d) Non-Solicitation. Employee further covenants and agrees that for the period commencing on the date of Employee’s termination of employment for any reason whatsoever and ending one year after Employee’s termination of employment with the Company, Employee shall not, directly or indirectly, (i) unless otherwise agreed to in writing by the Company, actively attempt to hire or engage any individual who shall have been an employee of the Company at any time during the 1-year period prior to the date of Employee’s termination of employment with the Company, whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise, or (ii) induce or attempt to induce any existing customer, developer, client, member, supplier, licensee, licensor, franchisee, consultant, independent contractor or other business relation of the Company to cease doing business with the Company, or in any way adversely interfere with the relationship between any such existing customer, developer, client, member, supplier, licensee, consultant, independent contractor or business relation and the Company (including making any negative statements or communications regarding the Company); provided that nothing in this Section 4(d) shall prevent or limit Employee from providing truthful statements or communications in connection with a subpoena or other legal process; and (iii) provided further that Employee’s participation general advertising, and job fairs and recruiting workshops shall not be deemed to violate this Section 4(d) to the extent not directed at Company employees.

(e) Exceptions. Notwithstanding any provision of this Agreement to the contrary, Employee shall not be prohibited or restricted by this Agreement from any of the following:

(i) owning in the aggregate less than 1% of any Competitor that is subject to the reporting obligations of the Securities Exchange Act of 1934, as amended;

(ii) after Employee’s termination of employment, performing speaking engagements and receiving honoraria in connection with such engagements;

(iii) becoming and performing as an employee, officer, member or director of a non-profit organization, trade association or industry group;

(iv) becoming and performing as an investment banker, broker or financial advisor;

(v) being employed by any government agency, college, university or educational institution;

(vi) any activity consented to in writing by the Company (any such request to be acted upon reasonably promptly and in good faith);

(vii) owning a passive equity interest in a private debt, venture capital or equity investment fund in which Employee does not have the ability to control or exercise any managerial influence over such fund; and

(viii) being an agent, manager, employee, advisor, independent contractor or consultant of a Competitor if Employee only provides such services to the divisions, business units, groups or franchises of such Competitor that do not directly or indirectly engage in the Business

5. Confidential Information.

(a) Treatment of Information. Employee acknowledges that, in and as a result of Employee’s employment by the Company, Employee shall or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, systems, programs, procedures, manuals, confidential reports and communications, the agreements with or terms of any relationship or agreement with any distributor, customer or strategic partner, and lists and/or electronic mail addresses of customers and prospective customers (“Confidential Information”). Employee further acknowledges that any information and materials received by the Company from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be “Confidential Information” within the meaning of this Section 5. Employee covenants and agrees that Employee shall not, except with the prior written consent of the Company, or except if Employee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the Employment Term, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to Employee as a result of Employee’s employment with the Company, including any of the Protected Information referred to in Section 5(b). Disclosure of any such Confidential Information of the Company shall not be prohibited if (i) such information (A) is known or available through other lawful sources not bound by a confidentiality agreement or obligation with the Company; or (B) is or becomes publicly known or generally known in the industry through no fault of Employee; or (ii) such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States or other legal process; provided, however, that (A) Employee shall first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any such order may result) and (B) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.

(b) Definition of Protected Information. For purposes of this Agreement, the term “Protected Information” shall mean all of the Confidential Information referred to in Section 5(a) and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Employee receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Employee’s employment with the Company during the Employment Term (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company’s facilities or resources: (i) application, Internet, operating system, data base, communication and other computer software, whether now or hereafter existing, developed for use on any operating system or platform, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom; (ii) source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals; (iii) production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business; (iv) discoveries, concepts and ideas including the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications; (v) any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and (vi) all ideas which are derived from or relate to Employee’s access to or knowledge of any of the above enumerated materials and information. Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement. For purposes of this Agreement, the term “Protected Information” shall not include information which is or becomes publicly available without breach of (A) this Agreement, (B) any other agreement or instrument to which the Company is a party or a beneficiary or (C) any duty owed to the Company by Employee or any third party; provided, however, that Employee hereby acknowledges and agrees that, except as otherwise provided herein, if Employee shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, Employee shall bear the burden of proving that any such information shall have become publicly available without any such breach.

(c) Assignment of Inventions. Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others in connection with Employee’s employment with the Company during the Employment Term, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Employee’s right, title and interest in arid to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 5 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by Employee other than during normal working hours, other than on the Company’s premises and other than using the Company’s tools, devices, equipment or Protected Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 shall be interpreted not to apply to any invention which a court of competent jurisdiction rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments. Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints each executive officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence. Except to the extent previously disclosed to and acknowledged by the Company in writing, there exist no inventions, improvements, discoveries, methods, developments, software or works of authorship, whether patentable or not, made, conceived, discovered or reduced to practice by Employee alone or with others prior to Employee’s employment by Company and/or its predecessors which relate to the Company or its business (“Prior Developments”). Employee covenants and agrees that Employee shall not include or use any intellectual property of Employee or third parties (including Prior Developments) in Developments without first notifying and receiving Company’s written consent to do so, and Employee hereby grants Company a perpetual, royalty-free, worldwide, non-exclusive right and license to use, license, distribute, create derivative works of and incorporate into Developments all Prior Developments that Employee may from time to time include or incorporate into Developments.

(d) Materials. All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials in any way relating to any of the Protected Information referred to in this Section 5 shall belong exclusively to the Company and Employee agrees to turn over to the Company all copies of such materials in Employee’s possession or under Employee’s control at the request of the Company or, in the absence of such a request, upon the termination of the Employment Term.

6. No Prior Agreements. Employee represents that Employee’s performance of all the terms of this Agreement and any services to be rendered as an employee of the Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise prior to Employee’s employment by the Company) to which Employee is a party or by the terms of which Employee may be bound. Employee covenants and agrees that Employee shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or others. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, limited liability company, corporation or other business entity that at any time, merges or consolidates with the Company or acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

8. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five days after deposit with the U.S. Postal Service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one business day after the business day of deposit with FedEx or similar overnight courier, freight prepaid, and shall be addressed (i) if to Employee, at Employee’s address as set forth beneath Employee’s signature to this Agreement, or at such other address as Employee shall have furnished to the Company in writing, or (ii) if to the Company, at the Company’s headquarters, or at such other address as the Company shall have furnished to Employee.

9. D&O Insurance; Indemnification.

(a) To the fullest extent permitted by applicable law, the Company shall indemnify Employee against all expenses (including reasonable attorneys’ fees), judgments, fines, costs and amounts paid in settlement, as actually and reasonably incurred by Employee in connection with any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative that Employee is made a party or a witness by reason of the fact that he is or was performing services as an officer or director of the Company. Such indemnification shall continue as to Employee even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate. During Employee’s employment with the Company and from and after the date that Employee’s employment is terminated for any reason whatsoever, Employee shall receive the same benefits provided to any of the Company’s officers and directors under any D&O insurance or similar policy, indemnification agreement, or the certificate of incorporation or by-laws (each as amended from time to time) of the Company.

(b) Any costs, fees or expenses incurred by Employee relating to indemnification under the Company’s certificate of incorporation or by-laws (each as amended from time to time) shall be paid by the Company in advance as soon as practicable but not later than three business days after receipt of written request of Employee, provided that Employee shall undertake to repay such amount to the extent that it is ultimately determined by a court of competent jurisdiction that Employee is not entitled to indemnification. Subject to applicable law, Employee’s right to indemnification or advances from the Company shall be enforceable by Employee in any court of competent jurisdiction. The burden of proving that indemnification or advances are not appropriate shall be on the Company.

(c) Notwithstanding Sections 9(a) and (b), the Company shall not be required to indemnify or advance expenses to Employee in connection with any action, suit, proceeding,

claim or counterclaim initiated by or on behalf of Employee (other than with respect to enforcing Employee’s rights under any indemnification agreement or indemnification obligation of the Company under applicable law).

(d) The provisions of this Section 9 are in addition to, and not in derogation of, the indemnification provisions of the Company’s certificate of incorporation or by-laws (each as amended from time to time).

(e) In addition to the foregoing, the Company shall indemnify Employee as provided in the form of Company indemnification agreement entered into by other officers and directors of the Company.

10. Section 409A.

(a) It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, and this Agreement will be construed and administered to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed and administered in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. Severance benefits under this Agreement shall not commence until Employee has a “separation from service” for purposes of Section 409A (a “Separation from Service”). For purposes of Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s Separation from Service, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this or any other agreement that would be considered deferred compensation subject to adverse tax penalties imposed pursuant to Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) 6 months and one day after Employee’s Separation from Service, or (ii) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during this period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c) The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

(e) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. General Provisions.

(a) Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict or choice of laws principles.

(b) Entire Agreement. This Agreement, together with the Additional Agreement, sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions, correspondence, understandings or agreements, whether oral or written relating to the subject matter herein. Any subsequent change or changes in Employee’s duties or compensation will not affect the validity or scope of this Agreement or the Additional Agreement.

(c) Severability. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Survival. The provisions of this Agreement shall survive the termination of Employee’s employment relationship with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(e) Waiver; Amendment. No waiver or amendment of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

(f) Voluntary Execution. Employee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with such provisions.

(g) ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE

ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h) Attorneys’ Fees. In the event that any arbitration, suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include all reasonable fees, costs and expenses of appeals.

(i) Nondisclosure. Employee agrees not to disclose the terms of this Agreement or information regarding Employee’s equity ownership in the Company to anyone, except Employee’s spouse, attorney and, as necessary, tax/financial advisor or as otherwise required by law.

(j) Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[Remainder of Page Intentionally Left Blank]

The undersigned have executed this Agreement effective as of the Effective Date.

RAPID7, INC.

By:	/s/ Alan Matthews
Name:	Alan Matthews
Title:	Chairman of the Board of Directors

EMPLOYEE

/s/ Corey Thomas
Corey Thomas

Address:

EXHIBIT A

PERFORMANCE BONUS SCHEDULE

The Performance Bonus will be paid to Employee if the Company achieves at least 90% of the agreed-upon performance objectives. If actual results for a particular fiscal year exceed 90% of the performance objectives, the Performance Bonus will increase based on this overachievement. No Performance Bonus will be paid for less than 90% objective achievement. For greater than 90% objective achievement, the Performance Bonus will be equal a percentage of target calculated as follows: 75% plus the product of 2.5 multiplied by the percentage by which actual objective achievement exceeds 90%. By way of example, if objective achievement is 110%, the Performance Bonus would equal 125% of target, calculated as 75% plus (a) 2.5 multiplied by (b) 20% (110% minus 90%).

For the 2012 fiscal year, the Performance Bonus is tied to achievement of $47,581,693 of Company gross revenues determined in accordance with GAAP and consistent with the revenue recognition policy adopted by the Company for its 2011 and 2012 fiscal years and will be prorated from the Effective Date.